Execution Version
CUSIP Number: Deal # 02607LAE6
Revolving Loans CUSIP # 02607LAF3

CREDIT AGREEMENT

among

AMERICAN FINANCIAL GROUP, INC.,
as Borrower,

THE LENDERS NAMED HEREIN,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

$120,000,000 Senior Unsecured Revolving Credit Facility

WACHOVIA CAPITAL MARKETS, LLC
Sole Lead Arranger and Sole Book Runner

Dated as of July 21, 2008

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

1.1	Defined Terms	1
1.2	Accounting Terms	20
1.3	Other Terms; Construction.	20

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1	Commitments	21
2.2	Borrowings.	21
2.3	Disbursements; Funding Reliance; Domicile of Loans.	22
2.4	Evidence of Debt; Notes.	23
2.5	Termination and Reduction of Commitments.	24
2.6	Mandatory Payments and Prepayments.	24
2.7	Voluntary Prepayments.	25
2.8	Interest.	25
2.9	Fees	27
2.10	Interest Periods	27
2.11	Conversions and Continuations.	28
2.12	Method of Payments; Computations; Apportionment of Payments.	29
2.13	Recovery of Payments.	31
2.14	Pro Rata Treatment.	31
2.15	Increased Costs; Change in Circumstances; Illegality.	32
2.16	Taxes.	34
2.17	Compensation	36
2.18	Replacement of Lenders; Mitigation of Costs.	37

ARTICLE III

CONDITIONS OF BORROWING

3.1	Conditions of Initial Borrowing	38
3.2	Conditions of All Borrowings	39

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1	Existence, Qualification and Power	40

4.2	Authorization; No Contravention	40
4.3	Governmental Authorization; Other Consents	40
4.4	Binding Effect	41
4.5	Financial Statements; No Material Adverse Effect.	41
4.6	Litigation	41
4.7	No Default	42
4.8	Ownership of Property; Liens	42
4.9	Environmental Compliance	42
4.10	Insurance	42
4.11	Taxes	42
4.12	ERISA Compliance.	43
4.13	Subsidiaries; Equity Interests	43
4.14	Margin Regulations; Investment Company Act.	44
4.15	Disclosure	44
4.16	Compliance with Laws	44
4.17	Taxpayer Identification Number	44
4.18	Intellectual Property; Licenses, Etc.	44
4.19	OFAC; Anti-Terrorism Laws.	45

ARTICLE V

AFFIRMATIVE COVENANTS

5.1	Financial Statements	45
5.2	Certificates; Other Information	46
5.3	Notices	48
5.4	Payment of Obligations	49
5.5	Preservation of Existence, Etc.	49
5.6	Maintenance of Properties	49
5.7	Maintenance of Insurance	49
5.8	Compliance with Laws	49
5.9	Books and Records	50
5.10	Inspection Rights	50
5.11	Use of Proceeds	50
5.12	Maintenance of Insurance Licenses	50
5.13	OFAC, PATRIOT Act Compliance	50

ARTICLE VI

NEGATIVE COVENANTS

6.1	Liens	51
6.2	Investments	51
6.3	Indebtedness	52
6.4	Fundamental Changes	52
6.5	Restricted Payments; Stock Redemptions	53
6.6	Change in Nature of Business	53

6.7	Transactions with Affiliates	53
6.8	Burdensome Agreements	54
6.9	Use of Proceeds	54
6.10	Financial Covenants.	54
6.11	Additional Debt Subordination	55
6.12	Tax Sharing Agreements	56
6.13	Equity Issuances by Subsidiaries	56

ARTICLE VII

EVENTS OF DEFAULT

7.1	Events of Default	56
7.2	Remedies: Termination of Commitments, Acceleration, etc.	58
7.3	Remedies: Set-Off	59

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.1	Appointment and Authority	59
8.2	Rights as a Lender	60
8.3	Exculpatory Provisions	60
8.4	Reliance by Administrative Agent	61
8.5	Delegation of Duties	61
8.6	Resignation of Administrative Agent	61
8.7	Non-Reliance on Administrative Agent and Other Lenders	62
8.8	No Other Duties, Etc	62

ARTICLE IX

MISCELLANEOUS

9.1	Expenses; Indemnity; Damage Waiver.	63
9.2	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS.	64
9.3	WAIVER OF JURY TRIAL	65
9.4	Notices; Effectiveness; Electronic Communication.	65
9.5	Amendments, Waivers, etc	66
9.6	Successors and Assigns.	67
9.7	No Waiver	71
9.8	Survival	71
9.9	Severability	71
9.10	Construction	71
9.11	Confidentiality	71
9.12	Counterparts; Integration; Effectiveness	72
9.13	Disclosure of Information	73
9.14	No Advisory or Fiduciary Responsibility	73
9.15	USA Patriot Act Notice	74

EXHIBITS

Exhibit A	Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Subordination Agreement

SCHEDULES

Schedule 1.1(a)	Commitments and Notice Addresses
Schedule 1.1(b)	CDO Variable Interest Entities
Schedule 4.13	Subsidiaries; Other Equity Investments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 21st day of July, 2008, is made among AMERICAN FINANCIAL GROUP, INC., an Ohio corporation (the “Borrower”), the Lenders (as hereinafter defined), and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders.

BACKGROUND STATEMENT

The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.

For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“AAG” means AAG Holding Company, Inc., an Ohio corporation.

 “AAG Capital Trust Securities” means capital stock issued by AAG Trust or any other trust or similar entity, the proceeds of which are invested by such Person in an equivalent amount of Subordinated Debentures.

“AAG Trust” means collectively American Annuity Group Capital Trust II, a statutory trust formed under the laws of the State of Delaware and Great American Financial Statutory Trust IV, a Connecticut statutory trust.

“Account Designation Letter” means a letter from the Borrower to the Administrative Agent, duly completed and signed by an Authorized Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent, listing any one or more accounts to which the Borrower may from time to time request the Administrative Agent to forward the proceeds of any Loans made hereunder.

“Adjusted Base Rate” means, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Percentage for Base Rate Loans as in effect at such time.

“Adjusted LIBOR Rate” means, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate as in effect at such time plus the Applicable Percentage for LIBOR Loans as in effect at such time.

“Administrative Agent” means Wachovia, in its capacity as Administrative Agent appointed under Section 8.1, and its successors and permitted assigns in such capacity.

“AFG Capital Trust Securities” means capital stock issued by American Financial Capital Trust I or any other trust or similar entity, the proceeds of which are invested by such Person in an equivalent amount of Subordinated Debentures.

“AFG Consolidated Net Worth” means, on any date, the amount reported by the Borrower, determined in accordance with GAAP on a consolidated basis, as “Total Shareholders’ Equity” on its Form 10−K or Form 10−Q, but excluding (a) all amounts in respect of unrealized gains or losses recorded pursuant to FAS 115 and (b) any mandatorily redeemable capital stock (or redeemable shares of other beneficial interest), in each case as determined in accordance with GAAP and Section 6.10.

“AFG Consolidated Total Financing Debt” means, on any date, on a consolidated basis determined in accordance with GAAP and Section 6.10 for the Borrower and its Subsidiaries (a) the sum of (i) indebtedness for borrowed money, or indebtedness evidenced by notes, debentures, Capitalized Leases, guarantees (excluding guarantees of indebtedness already included as Indebtedness) or similar instruments, (ii) indebtedness for the deferred purchase price of assets (other than the normal trade accounts payable), and (iii) indebtedness in respect of mandatory redemption or dividend rights related to an Equity Interest, but (b) excluding (i) any collateralized debt obligation fund managed by the Borrower which is listed on Schedule 1.1(b) and which Indebtedness in this clause (b) is carried as "Long Term Debt − Variable Interest Entities" on the Borrower’s balance sheet from time to time in accordance with GAAP, and (ii) Non−Recourse Real Estate Indebtedness of the Borrower and its Subsidiaries.

“AFG Total Capitalization” means, on any date, the sum of (a) AFG Consolidated Total Financing Debt, plus (b) AFG Consolidated Net Worth, plus (c) all amounts appearing on a consolidated balance sheet of the Borrower and its Subsidiaries in the line item “Minority Interest”, all determined in accordance with GAAP.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an “Affiliate” of the Borrower.

“Agreement” means this Credit Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.

“Applicable Percentage” means, at any time from and after the Closing Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate and (iii) to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	LIBOR Loan	Base Rate Loan	Commitment Fee
I	≥ BBB+/Baal	2.00%	1.00%	0.55%
II	BBB/Baa2	2.25%	1.25%	0.60%
III	≤ BBB-/Baa3	2.75%	1.75%	0.70%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level III being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Borrower does not have a Debt Rating, Pricing Level III shall apply.

Initially, the Applicable Percentage shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 3.1(a)(vii).  Thereafter, each change in the Applicable Percentage resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 5.3(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (or an Affiliate of a Person) that administers or manages a Lender.

“APU Holding” means APU Holding Company, an Ohio corporation.

“Arranger” means Wachovia Capital Markets, LLC and its successors.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any Person whose consent is required by Section 9.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2007 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Bankruptcy Event” means the occurrence of an Event of Default pursuant to Section 7.1(f) or Section 7.1(g).

“Base Rate” means the higher of (i) the per annum interest rate publicly announced from time to time by Wachovia in Charlotte, North Carolina, to be its prime rate (which may not necessarily be its lowest or best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime rate, and (ii) the Federal Funds Rate plus 0.5% per annum, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

“Base Rate Loan” means, at any time, any Loan that bears interest at such time at the applicable Adjusted Base Rate.

“Borrower” has the meaning given to such term in the introductory paragraph hereof.

“Borrower’s Materials” has the meaning specified in Section 5.2.

“Borrowing” means the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Type and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Brothers Property Corporation”  mean Brothers Property Corporation, an Ohio corporation.

“Business Day” means (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan, any such day that is also a day on which trading in Dollar deposits is conducted by banks in London, England in the London interbank Eurodollar market.

“Capital Trust Securities” means either AAG Capital Trust Securities or AFG Capital Trust Securities, as applicable.

“Capitalized Lease” means any lease which is required to be capitalized on the balance sheet of the lessee in accordance with GAAP and Statement No. 13 of the Financial Accounting Standards Board.

“Capitalized Lease Obligations” means the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases calculated in accordance with GAAP and Statement No. 13 of the Financial Accounting Standards Board.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which (a) Lindner Family Members shall collectively cease to own beneficially (i) at least 15% of the outstanding voting common stock of the Borrower and (ii) a sufficient number of shares of such voting common stock of the Borrower so that Lindner Family Members in the aggregate own more shares of such voting common stock than any other Person or group of Persons, (b) fewer than 10% of the members of the board of directors of the Borrower shall be Lindner Family Members or representatives thereof, (c) the Borrower shall cease to own directly, or indirectly through a direct non−regulated subsidiary holding company (which does not (i) have any material Indebtedness, (ii) transact any material business and (iii) own any material assets other than Equity Interests of GAIC and other Insurance Subsidiaries) in which the Borrower owns 100% of the Equity Interests, 100% of the voting common stock of GAIC, (d) GAFRI, AAG, or any of their respective Subsidiaries (or any combination thereof) shall cease to own, directly or indirectly through a direct non−regulated holding company (which does not (i) have any material Indebtedness, (ii) transact any material business, and (iii) own any material assets other than Equity Interests of GALIC and other Insurance Subsidiaries) in which GAFRI, AAG or one of their respective Subsidiaries (or any combination thereof) owns 100% of the Equity Interests, 100% of the voting common stock of GALIC, or (e) any Change of Control (howsoever defined) shall occur with respect to any other Indebtedness of the Borrower or any of its Subsidiaries.

“Closing Date” means the date upon which the initial extensions of credit are made pursuant to this Agreement, which shall be the date upon which each of the conditions set forth in Sections 3.1 and 3.2 shall have been satisfied or waived in accordance with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 9.6(c) as such Lender’s “Commitment,” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit C, together with a Covenant Compliance Worksheet.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, and as reported by the Borrower on its Form 10−K or Form 10−Q.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.

“Credit Documents” means this Agreement, the Notes, the Engagement Letter, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Administrative Agent or any Lender by or on behalf of the Borrower with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.

“Debt Issuance” means the issuance, sale or incurrence by the Borrower or any of its Subsidiaries after the Closing Date of any debt securities or other Indebtedness, whether in a public offering or otherwise, except for (i) Indebtedness under this Agreement; (ii) Indebtedness under the Existing Credit Agreement, (iii) Indebtedness under letters of credit, (iv) Indebtedness of Brothers Property Corporation, and (v) Indebtedness of National Interstate.

“Debt Rating” has the meaning specified in the definition of “Applicable Percentage.”

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (i) has refused to fund, or otherwise defaulted in the funding of, its ratable share of any Borrowing requested and permitted to be made hereunder, (ii) has failed to pay to the Administrative Agent or any Lender when due an amount owed by such Lender pursuant to the terms of this Agreement, unless such amount is subject to a good faith dispute, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official, and such refusal has not been withdrawn or such default has not been cured within three Business Days.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” or “$” means dollars of the United States of America.

“Engagement Letter” means the letter from the Administrative Agent and the Arranger to the Borrower, dated July 1, 2008, relating to certain fees payable by the Borrower in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance, sale or other disposition by the Borrower or any of its Subsidiaries after the Closing Date of their respective Equity Interests; provided, however, that the term Equity Issuance shall not include the issuance, sale or other disposition of (i) any Equity Interest by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower; (ii) any Equity Interest of the Borrower, and rights or options for any Equity Interest of the Borrower, and the underlying shares issued upon exercise thereof, in each case issued, sold or granted to directors and employees of the Borrower and its Subsidiaries pursuant to employee benefit plans, deferred compensation plans, employment agreements or other employment arrangements approved by the Board of Directors of the Borrower or (iii) any Equity Interests of the Borrower or National Interstate pursuant to any dividend reinvestment plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable:  (i) a Reportable Event, (ii) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (vi) the imposition upon the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Borrower or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the failure of any Plan to satisfy the minimum funding standard of Section 302 of ERISA and Section 412 of the Code, whether or not waived, (ix) with respect to plan years beginning prior to January 1, 2008, the adoption of an amendment to any Plan that, pursuant to Section 307 of ERISA, would require the provision of security to such Plan by the Borrower or an ERISA Affiliate, or (x) with respect to plan years beginning on or after the PPA 2006 Effective Date, the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA.

“Event of Default” has the meaning given to such term in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Existing Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2006 among the Borrower, AAG, the lenders from time to time party thereto, and Bank Of America, N.A., as administrative agent, as amended by the First Amendment to Credit Agreement, dated as of January 18, 2008.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate (rounded upwards, if necessary, to the nearest 1/100 of one percentage point) equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“fiscal quarter” or “FQ” means a fiscal quarter of the Borrower and its Subsidiaries.

“fiscal year” or “FY” means a fiscal year of the Borrower and its Subsidiaries.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means a Subsidiary of the Borrower that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).

“GAFRI” means Great American Financial Resources, Inc., a Delaware corporation.

“GAIC” means Great American Insurance Company, an Ohio insurance company.

“GALIC” means Great American Life Insurance Company, an Ohio insurance company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation,, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos−containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hybrid Securities” has the meaning specified in the last paragraph of Section 6.10.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’acceptances, bank guaranties, surety bonds and similar instruments other than under insurance policies issued by an Insurance Subsidiary;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non−recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insurance Authorities” means collectively, in relation to any particular jurisdiction, the insurance regulatory authorities, commissions, agencies, departments, boards or other authorities of or in that jurisdiction.

“Insurance Subsidiary” means each Significant Subsidiary of the Borrower engaged primarily in the insurance business and licensed as an insurance company in one or more states or Puerto Rico.

“Interest and Dividend Charges” means, for any period, with respect to the Borrower, the sum (without duplication) of (a) the aggregate amount of interest, including commitment fees, charges in the nature of interest under Capitalized Leases and net amounts due under Swap Contracts, accrued directly by the Borrower (whether such interest is reflected as an item of expense or capitalized but excluding interest on intercompany debt) in accordance with GAAP, plus (b) actual cash dividends (including liquidating distributions and dividends paid on AFG Capital Trust Securities) paid by the Borrower (other than regular cash dividends paid on the Borrower’s common stock in amounts consistent with past practice and other than dividends paid to any holding company that is a Subsidiary of the Borrower) with respect to Equity Interests.

“Interest Period” has the meaning given to such term in Section 2.10.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) any loan, advance or extension of credit (including Guaranty Obligations), (b) any capital contribution or purchase of Equity Interests, and (c) any acquisition of property other than upon full payment in cash at fair market value; provided, however that the term “Investment” shall not include (i) investments and reinvestments in portfolio securities in the ordinary course of business, (ii) sales or other transfers of portfolio assets among the Borrower and its Subsidiaries in the ordinary course of business, (iii) trade and customer accounts receivable for property leased, goods furnished or services rendered in the ordinary course of business and payable on a current basis in accordance with customary trade terms, (iv) deposits, advances or prepayments to suppliers for property leased or licensed, goods furnished and services rendered in the ordinary course of business, (v) advances to employees for relocation and travel expenses, drawing accounts and similar expenditures, (vi) stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due to any Person or as security for any such Indebtedness or claims or (vii) demand deposits in banks or similar financial institutions.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in value of such Investment.

“IP Rights” has the meaning specified in Section 4.18.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Person signatory hereto as a “Lender” and each other Person that becomes a “Lender” hereunder pursuant to Section 9.6, and their respective successors and assigns.

“Lending Office” means, with respect to any Lender, the office of such Lender designated as such in such Lender’s Administrative Questionnaire or in connection with an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent.  A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans, and, with respect to LIBOR Loans, such office may be a domestic or foreign branch or Affiliate of such Lender.

“LIBOR Loan” means, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Loan, the rate per annum obtained by dividing (i) (y) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (z) if such rate is not available at such time for any reason, then the LIBOR Rate for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Wachovia and with a term equivalent to such Interest Period would be offered by Wachovia’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period by (ii) the amount equal to 1.00 minus the Reserve Requirement (expressed as a decimal) for such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Lindner Family Members” means Carl H. Lindner, his wife and all lineal descendents and their wives, as well as trusts established by or for the benefit of such persons.

“Loans” has the meaning given to such term in Section 2.1.

“Margin Stock” has the meaning given to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Credit Document.

“Maturity Date” means July 20, 2009.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“NAIC” means the National Association of Insurance Commissioners.

“National Interstate” means National Interstate Corporation, an Ohio corporation.

“Net Cash Proceeds” means, in the case of any Equity Issuance or Debt Issuance, the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect thereof, less reasonable fees and out-of-pocket expenses payable by the Borrower or any of its Subsidiaries in connection therewith.

“Non−Recourse Real Estate Indebtedness” means, with respect to any Person, any Indebtedness of such Person for which the owner of such Indebtedness has no recourse, directly or indirectly, to such Person for the principal of, premium, if any, and interest on such Indebtedness, and for which such Person is not directly or indirectly obligated or otherwise liable for the principal of, premium, if any, and interest on such Indebtedness, except with respect to real property of such Person pursuant to mortgages, deeds of trust or other security interests to which such Indebtedness relates, provided that recourse obligations or liabilities solely for fraud, environmental matters and other customary “non−recourse carve−outs” in respect of any Indebtedness will not prevent Indebtedness from being classified as Non−Recourse Real Estate Indebtedness.

“Note” means, with respect to any Lender requesting the same, the promissory note of the Borrower in favor of such Lender evidencing the Loans made by such Lender pursuant to Section 2.1(a), in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Borrowing” has the meaning given to such term in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning given to such term in Section 2.11(b).

“Obligations” means all principal of and interest (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Debtor Relief Laws, whether or not the claim for such interest is allowed in such proceeding) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non−U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning given to such term in Section 9.6(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Payment Office” means the office of the Administrative Agent designated on Schedule 1.1(a) under the heading “Instructions for wire transfers to the Administrative Agent,” or such other office as the Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by either Borrower or any ERISA Affiliate thereof or to which either Borrower or any ERISA Affiliate thereof contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Borrower or any ERISA Affiliate may have any liability.

“Platform” has the meaning specified in Section 5.2.

“Public Lender” has the meaning specified in Section 5.2.

“Register” has the meaning given to such term in Section 9.6(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as provided by the Securities Laws.

“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with

Section 412 of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Required Lenders” means, at any time, the Lenders holding outstanding Loans and unutilized Commitments (or, after the termination of the Commitments, outstanding Loans) representing more than 50% of the aggregate, at such time, of all outstanding Loans and unutilized Commitments (or, after the termination of the Commitments, the aggregate at such time of all outstanding Loans).

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Reserve Requirement” means, with respect to any Interest Period, the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect from time to time during such Interest Period, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to Wachovia under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

“Responsible Officer” means, means a chief executive officer, president, executive vice president, senior vice president, chief financial officer, general counsel, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (a) the declaration or payment of any dividend on any Equity Interest of the Borrower or any Subsidiary, other than dividends payable solely in shares of common stock, (b) the purchase or other retirement of any class of Equity Interest of the Borrower or any Subsidiary, (c) any other distribution on or in respect of any class of Equity Interest of the Borrower or any Subsidiary, and (d) any payment of principal or interest or premium on, or any purchase or other retirement of, any Indebtedness required to be subordinated to the Obligations under this Agreement and the other Credit Documents, including (i) the Subordinated Debentures, and (ii) intercompany debt obligations of the Borrower owing to any of its Subsidiaries or Affiliates.

“RICA” means Republic Indemnity Company of America, a California insurance company.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/-
offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw−Hill Companies, Inc. and any successor thereto.

“Sarbanes−Oxley” means the Sarbanes−Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes−Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Significant Subsidiary” means any Subsidiary of the Borrower which has five percent (5%) or more of the total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter), and shall in any event include (i) GAIC, (ii) GALIC, (iii) RICA, (iv) GAFRI, (v) Great American Holding, Inc., (vi) APU Holding, (vii) AAG and (viii) the successors and assigns of any of the foregoing permitted under this Agreement.

“Statutory Accounting Methods” means the statutory reporting practices prescribed by the applicable Insurance Authorities with respect to the Insurance Subsidiaries.

“Subordinated Debentures” means any subordinated debentures (which debentures shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent) issued by the Borrower or any of its Subsidiaries on or prior to the Closing Date (or, in the case only of the Borrower or GAFRI, after the Closing Date as contemplated by Section 6.13(c)(ii)) to AAG Trust, American Financial Capital Trust I or any other trust or similar entity controlled by the Borrower or any of its Subsidiaries.

“Subordination Agreement” means the Subordination Agreement substantially in the form of Exhibit E pursuant to which the Borrower’s Subsidiaries and Affiliates to which the Borrower has any Indebtedness shall unconditionally subordinate any Indebtedness owed to it by the Borrower to the prior payment in full of the Obligations.

“Subsidiary” means any person of which the Borrower (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (i) own more than 50% of the outstanding Equity Interests entitled to vote generally, (ii) hold more than 50% of the

Equity Interests or (iii) be a general partner or joint venture. Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross−currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark−to−market value(s) for such Swap Contracts, as determined based upon one or more mid−market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so−called synthetic, off−balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the Maturity Date or such earlier date of termination of the Commitments pursuant to Section 2.5 or Section 7.2.

“Type” has the meaning given to such term in Section 2.2(a).

“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unutilized Commitment” means, with respect to any Lender at any time, such Lender’s Commitment at such time less the sum of the aggregate principal amount of all Loans made by such Lender that are outstanding at such time.

“Wachovia” means Wachovia Bank, National Association, and its successors and assigns.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.

1.2           Accounting Terms.

.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered to the Lenders prior to the Closing Date; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any financial covenant in Section 6.10 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 6.10 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

1.3           Other Terms; Construction.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to,

the Credit Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           For purposes of Section 7.1(b), a breach of a financial covenant contained in Section 6.10 shall be deemed to have occurred as of any date of determination thereof by the Administrative Agent or as of the last day of any specified measuring period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent and the Lenders.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1           Commitments.

Each Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Closing Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Commitment, provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, (y) the aggregate principal amount of Loans made by any Lender would exceed its Commitment at such time or (z) the aggregate principal amount of all outstanding Loans would exceed the aggregate Commitments at such time.  Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

2.2           Borrowings.

(a)           The Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each, a “Type” of Loan), provided that (i) all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type, and (ii) no LIBOR Loans may be borrowed at any time prior to the third Business Day after the Closing Date.

(b)           In order to make a Borrowing (other than Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to each Borrowing to be comprised of LIBOR Loans and one Business Day prior to each Borrowing to be comprised of Base Rate Loans; provided, however, that requests for the Borrowing of the Loans to be made on the Closing Date may, at the discretion of the Administrative Agent, be given with less advance notice than as specified hereinabove.  Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit B-1 and shall specify (1) the aggregate principal amount and initial Type of the Loans to be made pursuant to such Borrowing, (2) in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto, and (3) the requested date of Borrowing, which shall be a

Business Day.  Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each applicable Lender of the proposed Borrowing.  Notwithstanding anything to the contrary contained herein:

(i)           the aggregate principal amount of each Borrowing comprised of Base Rate Loans shall not be less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof (or, if less, in the amount of the aggregate Unutilized Commitments), and the aggregate principal amount of each Borrowing comprised of LIBOR Loans shall not be less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof;

(ii)           if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iii)           if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

(c)           Not later than 1:00 p.m., Charlotte time, on the requested date of Borrowing, each Lender will make available to the Administrative Agent at the Payment Office an amount, in Dollars and in immediately available funds, equal to the amount of the Loan or Loans to be made by such Lender.  To the extent such Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.3(a) and in like funds as received by the Administrative Agent.

2.3          Disbursements; Funding Reliance; Domicile of Loans.

(a)           The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any Authorized Officer of the Borrower, provided that the Administrative Agent shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter.  The Borrower may at any time deliver to the Administrative Agent an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at

(i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the Adjusted Base Rate.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

        (c)           The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.1(c) are several and not joint.  The failure of any Lender to make any Loan or to make any such payment on any date shall not relieve any other Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make any such payment required hereunder.

(d)           Each Lender may, at its option, make and maintain any Loan at, to or for the account of any of its Lending Offices, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan to or for the account of such Lender in accordance with the terms of this Agreement.

2.4           Evidence of Debt; Notes.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the applicable Lending Office of such Lender resulting from each Loan made by such Lending Office of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lending Office of such Lender from time to time under this Agreement.

(b)           The Administrative Agent shall maintain the Register pursuant to Section 9.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan and Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(c)           The entries made in the accounts, Register and subaccounts maintained pursuant to Section 2.4(b) (and, if consistent with the entries of the Administrative Agent, Section 2.4(a)) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Loans made by each Lender shall, if requested by the applicable Lender (which request shall be made to the Administrative Agent), be evidenced by a Note appropriately completed in substantially the form of Exhibit A executed by the Borrower and payable to the order of such Lender.  Each Note shall be entitled to all of the benefits of this Agreement and the other Credit Documents and shall be subject to the provisions hereof and thereof.

2.5           Termination and Reduction of Commitments.

(a)           The Commitments shall be automatically and permanently terminated on the Termination Date, unless sooner terminated pursuant to any other provision of this Section 2.5 or Section 7.2.

(b)           At any time and from time to time after the date hereof, upon not less than five Business Days’ prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Commitments, provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof.  The amount of any termination or reduction made under this Section 2.5(b) may not thereafter be reinstated.  Each reduction of the Commitments pursuant to this Section shall be applied ratably among the Lenders according to their respective Commitments.

2.6           Mandatory Payments and Prepayments.

(a)           Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the aggregate outstanding principal of the Loans shall be due and payable in full on the Maturity Date.

(b)           In the event that, at any time, the aggregate principal amount of outstanding Loans shall exceed the aggregate Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

(c)           Promptly upon (and in any event not later than one Business Day after) receipt thereof by the Borrower or any of its Subsidiaries, the Borrower will prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Equity Issuance, 100% of the Net Cash Proceeds from any Debt Issuance and 100% of the Net Cash Proceeds from the issuance of any Hybrid Securities, and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Responsible Officer of the Borrower in form and substance satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds.

(d)           Each prepayment of the Loans made pursuant to Sections 2.6(c) shall be applied to reduce the outstanding principal amount of the Loans (with a corresponding permanent reduction of the Commitments).  Such prepayments shall be applied first to prepay all Base Rate Loans, and then to prepay LIBOR Loans in direct order of Interest Period maturities.  Each payment or prepayment pursuant to the provisions of this Section 2.6 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.  Each payment or prepayment of a LIBOR Loan made pursuant to the provisions of this

Section on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.17 to be paid as a consequence thereof.

(e)           In the event the Administrative Agent receives a notice of prepayment with respect to Sections 2.6(c), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

2.7           Voluntary Prepayments.

(a)           At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in clause (iii) below), upon written notice given to the Administrative Agent not later than 11:00 a.m., Charlotte time, three Business Days prior to each intended prepayment of LIBOR Loans and one Business Day prior to each intended prepayment of Base Rate Loans, provided that (i) each partial prepayment of LIBOR Loans shall be in an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, and each partial prepayment of Base Rate Loans shall be in an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof, (ii) no partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the aggregate outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, and (iii) unless made together with all amounts required under Section 2.17 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto.  Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and Type of the Loans to be prepaid (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein.  Loans prepaid pursuant to this Section 2.7(a) may be reborrowed, subject to the terms and conditions of this Agreement.  In the event the Administrative Agent receives a notice of prepayment under this Section, the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(b)           Each prepayment of the Loans made pursuant to Section 2.7(a) shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

2.8           Interest.

(a)           The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

(b)           Upon the occurrence and during the continuance of any Event of Default under Section 7.1(a)(i), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate applicable to Loans plus 2%), and, in each case, such default interest shall be payable on demand.  To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)           Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)           in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), in arrears on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)           in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided herein below), in arrears (y) on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)) and (z) in addition, in the case of a LIBOR Loan with an Interest Period having a duration of six months, on each date on which interest would have been payable under clause (y) above had successive Interest Periods of three months’ duration been applicable to such LIBOR Loan; provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)           in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)           Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law.  If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.  In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e)           The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of LIBOR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation, and upon each change in the Base Rate; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender.  Each such determination (including each determination of the Reserve Requirement) shall, absent manifest error, be conclusive and binding on all parties hereto.

2.9           Fees.

The Borrower agrees to pay:

(a)           To the Arranger and Wachovia, for their own respective accounts, on the Closing Date, the fees required under the Engagement Letter to be paid to them on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof;

(b)           To the Administrative Agent, for the account of each Lender, a commitment fee for each calendar quarter (or portion thereof) for the period from the date of this Agreement to the Termination Date, at a per annum rate equal to the Applicable Percentage in effect for such fee from time to time during such quarter on such Lender’s ratable share (based on the proportion that its Commitment bears to the aggregate Commitments) of the average daily aggregate Unutilized Commitments, payable in arrears (i) on the last Business Day of each calendar quarter, beginning with the first such day to occur after the Closing Date, and (ii) on the Termination Date; and

(c)           To the Administrative Agent, for its own account, the annual administrative fee described in the Engagement Letter, on the terms, in the amount and at the times set forth therein.

2.10           Interest Periods.

Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six-month period; provided, however, that:

(i)           all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)           the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)           LIBOR Loans may not be outstanding under more than four separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)           if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)           the Borrower may not select any Interest Period that expires after the Maturity Date, with respect to Loans that are to be maintained as LIBOR Loans;

(vi)           if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

(vii)           the Borrower may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing.

2.11           Conversions and Continuations.

(a)           The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans into LIBOR Loans, or to convert any LIBOR Loans the Interest Periods for which end on the same day into Base Rate Loans, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any LIBOR Loans the Interest Periods for which end on the same day for an additional Interest Period, provided that (w) any such conversion of LIBOR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $3,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, LIBOR Loans shall involve an aggregate principal amount of not less than $5,000,000 or, if greater, an integral multiple of $1,000,000 in excess thereof; and no partial conversion of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such LIBOR Loans to less than $5,000,000 or to any greater amount not an integral multiple of $1,000,000 in excess thereof, (y) except as otherwise provided in Section 2.15(f), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is converted into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 2.17 to be paid as a consequence thereof), and (z) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default.

(b)           The Borrower shall make each such election by giving the Administrative Agent written notice not later than 11:00 a.m., Charlotte time, three Business Days prior to the intended effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and one Business Day prior to the intended effective date of any conversion of LIBOR Loans into Base Rate Loans.  Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto, and (z) the aggregate amount and Type of the Loans being converted or continued.  Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender of the proposed conversion or continuation.  In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto (unless repaid pursuant to the terms hereof).  In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month.

2.12           Method of Payments; Computations; Apportionment of Payments.

(a)           All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment (except as otherwise expressly provided herein as to payments required to be made directly to the Lenders) at the Payment Office prior to 12:00 noon, Charlotte time, on the date payment is due.  Any payment made as required hereinabove, but after 12:00 noon, Charlotte time, shall be deemed to have been made on the next succeeding Business Day.  If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of Section 2.10(iv) are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)           The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows:  (i) if the payment is received by 12:00 noon, Charlotte time, in immediately available funds, the Administrative Agent will make available to each Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 12:00 noon, Charlotte time, or in other than immediately available funds, the Administrative Agent will make available to each Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected).  If the Administrative Agent shall not have made a required distribution to the Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)           All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans to the extent based on Wachovia’s prime rate, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

(e)           Notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, all amounts collected or received by the Administrative Agent or any Lender after acceleration of the Loans pursuant to Section 7.2 shall be applied by the Administrative Agent as follows:

(i)           first, to the payment of all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents;

(ii)           second, to the payment of any fees owed to the Administrative Agent hereunder or under any other Credit Document;

(iii)           third, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the occurrence of a Bankruptcy Event) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;

(iv)           fourth, to the payment of all of the Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the occurrence of a Bankruptcy Event irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding);

(v)           fifth, to the payment of the outstanding principal amount of the Obligations;

(vi)           sixth, to the payment of all other Obligations and other obligations that shall have become due and payable under the Credit Documents or otherwise and not repaid; and

(vii)           seventh, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (z) all amounts shall be apportioned ratably among the Lenders or in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively pursuant to clauses (iii) through (vii) above.

2.13           Recovery of Payments.

(a)           The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent or any Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

(b)           If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower, its representative or successor in interest, or any other Person, whether by court order, by settlement approved by the Lender in question, or pursuant to applicable Requirements of Law, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount.  If any such amounts are recovered by the Administrative Agent from the Borrower, its representative or successor in interest or such other Person, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

2.14           Pro Rata Treatment.

(a)           All fundings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans (in the case of the funding of Loans pursuant to Section 2.2) or on the basis of their respective outstanding Loans (in the case of continuations and conversions of Loans pursuant to Section 2.11, and additionally in all cases in the event the Commitments for Loans have expired or have been terminated), as the case may be from time to time.  All payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively.

(b)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.14(b) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this Section 2.14(b) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 2.14(b) to share in the benefits of any recovery on such secured claim.

2.15           Increased Costs; Change in Circumstances; Illegality.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Reserve Requirement reflected in the LIBOR Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.15(a) or Section 2.15(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           If, on or prior to the first day of any Interest Period, (y) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “LIBOR Rate” upon the basis of which the Adjusted LIBOR Rate for LIBOR Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders.  Upon such notice, (i) all then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans, in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

(f)           Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower.  Upon such notice, (i) each of such Lender’s then outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice) and to the extent not sooner prepaid, be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the date of Borrowing has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

2.16           Taxes.

(a)           Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Without limiting the provisions of Section 2.16(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrower shall indemnify the Administrative Agent and each Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)           If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.16(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

2.17           Compensation.

The Borrower will compensate each Lender upon demand for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund or maintain LIBOR Loans) that such Lender may incur or sustain (i) if for any reason (other than a default by such Lender) a Borrowing or continuation of, or conversion into, a LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any LIBOR Loan occurs on a date other than the last day of an Interest Period applicable thereto (including as a consequence of any assignment made pursuant to Section 2.18(a) or any acceleration of the maturity of the Loans pursuant to Section 7.2), (iii) if any assignment of any LIBOR Loan made pursuant to Section 2.18(a) occurs on a date other than the last day of any Interest Period applicable thereto, (iv) if any prepayment of any LIBOR Loan is not made on any date specified in a notice of prepayment given by the Borrower or (v) as a consequence of any other failure by the Borrower to make any payments with respect to any LIBOR Loan when due hereunder.  Calculation of all amounts payable to a Lender under this Section 2.17 shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.17.  A certificate

(which shall be in reasonable detail) showing the bases for the determinations set forth in this Section 2.17 by any Lender as to any additional amounts payable pursuant to this Section 2.17 shall be submitted by such Lender to the Borrower either directly or through the Administrative Agent.  Determinations set forth in any such certificate made in good faith for purposes of this Section 2.17 of any such losses, expenses or liabilities shall be conclusive absent manifest error.

2.18           Replacement of Lenders; Mitigation of Costs.

(a)           The Borrower may, at any time at its sole expense and effort, require any Lender (i) that has requested compensation from the Borrower under Sections 2.15(a) or 2.15(b) or payments from the Borrower under Section 2.16, or (ii) the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.15(f) or (iii) that is a Defaulting Lender, in any case upon notice to such Lender and the Administrative Agent, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.6(b)(iv);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a request for compensation under Sections 2.15(a) or 2.15(b) or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)           such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)           If any Lender requests compensation under Sections 2.15(a) or 2.15(b), or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender gives a notice pursuant to Section 2.15(f), then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15(a), 2.15(b) or 2.16, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.15(f), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS OF BORROWING

3.1           Conditions of Initial Borrowing.

The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, is subject to the satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)           executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents;

(iv)           such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of Keating, Muething & Klekamp, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters concerning the Borrower and its Subsidiaries and the Credit Documents as the Required Lenders may reasonably request;

(vi)           a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Credit Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 3.2(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(viii)        a duly completed Compliance Certificate for the period ending March 31, 2008, signed by a Responsible Officer of the Borrower; provided that the delivery of a Compliance Certificate (as defined in the Existing Credit Agreement) for such period shall be deemed to satisfy the requirements of this Section 3.1(a)(viii);

(ix)           executed Subordination Agreement by each of the Borrower’s Subsidiaries and Affiliates to which the Borrower has any Indebtedness; and

(x)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)           Any fees related to this Agreement required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and the Schedules and Exhibits attached hereto and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2          Conditions of All Borrowings.

The obligation of each Lender to make any Loans hereunder, including the initial Loans, is subject to the satisfaction of the following conditions precedent on the relevant date of Borrowing:

(a)           The representations and warranties of the Borrower contained in Article IV or any other Credit Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 3.2, the representations and warranties contained in subsections (a), (b) and (c) of Section 4.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 5.1;

(b)           No Default of Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof; and

(c)           The Administrative Agent shall have received a Notice of Borrowing in accordance with the requirements hereof.

Each Notice of Borrowing submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 3.2(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

4.1           Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, insurance licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2           Authorization; No Contravention.

The execution, delivery and performance by the Borrower of each Credit Document has been duly authorized by all necessary corporate action, and does not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.

4.3           Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Credit Document.

4.4           Binding Effect.

This Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to Debtor Relief Laws.

4.5           Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)           The Borrower’s Form 10−K for the fiscal year ended December 31, 2007 (including all of the financial statements and schedules included therein) contains all information which is required to be stated therein in accordance with the Exchange Act and conforms in all material respects to the requirements thereof; and the Borrower’s Form 10−K for the fiscal year ended December 31, 2007 did not when filed include any untrue statement of a material fact or omit to state a material fact which was required to be stated therein or was necessary to make the statements therein not misleading in the light of the circumstances in which they were made.  The Borrower’s 10−K for the fiscal year ended December 31, 2007 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)           The December 31, 2007 annual financial statements of GAIC, GALIC and RICA in the form filed with the Superintendent of Insurance of the State of Ohio and California, respectively, were prepared in accordance with applicable statutory accounting principles and fairly present in accordance with applicable statutory regulations and guidelines, the financial condition of GAIC, GALIC and RICA at the dates thereof and the results of its operation for the periods covered thereby.

(d)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.6           Litigation.

There is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other Governmental Authority or administrative agency or any arbitrator pending or to the knowledge of the Borrower threatened which may involve any material risk of any final judgment or liability not adequately covered by insurance or which may otherwise, individually or in the aggregate, result in a Material Adverse Effect, or which questions the validity or enforceability of this Agreement or any other Credit Document.  No judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Borrower or any of its Subsidiaries which has resulted, or poses a material risk of resulting in, individually or in the aggregate, a Material Adverse Effect.

4.7           No Default.

Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

4.8           Ownership of Property; Liens.

The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.1.

4.9           Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10           Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not a direct or indirect Subsidiary of the Borrower, in such amounts (after giving effect to any self−insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

4.11           Taxes.

The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any of its Subsidiaries that would, either individually or in the aggregate, if made, have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement, other than the tax sharing agreements delivered to the Administrative Agent pursuant to Section 6.12.

4.12           ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

4.13           Subsidiaries; Equity Interests.

As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.13, and all of the outstanding Equity Interests in such

Subsidiaries have been validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Borrower or a Subsidiary in the amounts specified on Part (a) of Schedule 4.13 free and clear of all Liens.  The Borrower has no equity investments in excess of 10% of the equity capital in any other non−public corporation or non−public entity other than those specifically disclosed in Part (b) of Schedule 4.13.  All of the outstanding Equity Interests of the Borrower have been validly issued, and are fully paid and nonassessable.

4.14           Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15           Disclosure.

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.16           Compliance with Laws.

The Borrower and each of its Subsidiaries is in compliance in all material respects with all Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.17           Taxpayer Identification Number.

The Borrower’s true and correct U.S. taxpayer identification numbers are set forth on Schedule 1.1(a).

4.18           Intellectual Property; Licenses, Etc.

The Borrower and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.

4.19           OFAC; Anti-Terrorism Laws.

(a)           Neither the Borrower or any Affiliate of the Borrower (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries.  No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(b)           Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  The Borrower is in compliance in all material respects with the PATRIOT Act.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 5.1, 5.2, and 5.3) cause each of its Subsidiaries to:

5.1           Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2008), the Annual Report on Form 10−K of the Borrower for the fiscal year then ended, a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements of the Borrower to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Law and shall not be subject to any "going concern"

or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S−K, PCAOB Auditing Standard No. 2 and Section 404 of Sarbanes−Oxley;

(b)           as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2008) the quarterly report of the Borrower as required by the Exchange Act on Form 10−Q, a consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower and its Subsidiaries' fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Borrower and its Subsidiaries, in accordance with GAAP, subject only to normal year−end audit adjustments and the absence of footnotes; and

(c)           as soon as available, all quarterly and annual statutory financial statements, including all exhibits and schedules thereto, of the Insurance Subsidiaries, in the form required by the respective Insurance Authorities.

As to any information contained in materials furnished pursuant to Section 5.2(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) or (b) above at the times specified therein.

5.2           Certificates; Other Information.

.  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the Registered Public Accounting Firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b)           concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2008), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)           promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d)           promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.1 or any other clause of this Section 6.2;

(f)           promptly, and in any event within five Business Days after receipt thereof by the Borrower or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non−U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any of its Subsidiaries; and

(g)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a), (b), or (c) or Section 5. 2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed on Schedule 1.1(a); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third−party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (iii) so long as the Existing Credit Agreement is in full force and effect and the financial covenants included in Section 7.10 of the Existing Credit Agreement have not been amended, delivery of a Compliance Certificate (as defined in the Existing Credit Agreement) shall be deemed to satisfy the requirement of delivery of the Compliance Certificate to the Lenders hereunder.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.2(b) to the Administrative Agent and each Lender.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by the Borrower hereunder (or provided on its behalf with specific authorization from the Borrower to make such information and materials available to the Lenders) (collectively, “Borrower’s Materials”) by posting the Borrower’s Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public−side” Lenders (i.e., Lenders that do not wish to receive material non−public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower’s Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower’s Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower’s Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower’s Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower’s Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

5.3           Notices.

Promptly notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non−performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)           of any announcement by Moody’s or S&P of any change in a Debt Rating; and

(f)           of the determination by the Registered Public Accounting Firm providing the opinion required under Section 5.1(a)(ii) or 5.2(a) (in connection with its preparation of either such opinion) or a Borrower’s determination at any time of the occurrence or the existence of any Internal Control Event.

Each notice pursuant to this Section (other than Section 5.3(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 5.3(a) shall describe with particularity any and all provisions of this Agreement and any other Credit Document that have been breached.

5.4           Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or any Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

5.5           Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.4 or 6.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non−preservation of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.6           Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

5.7           Maintenance of Insurance.

.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self−insurance compatible with the following standards) as are customarily carried under similar circumstances by such other

Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

5.8           Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9           Books and Records.

(a)          Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and each Subsidiary; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower and each Subsidiary.

5.10           Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

5.11           Use of Proceeds.

Use the proceeds of the Loans for working capital and other general corporate purposes (except for share repurchases) and not in contravention of any Law or of any Credit Document.

5.12           Maintenance of Insurance Licenses.

Maintain all insurance licenses in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such license to conduct such business.

5.13           OFAC, PATRIOT Act Compliance.

(a)             refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (b) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.1           Liens.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           [INTENTIONALLY OMITTED]

(b)           Investments on deposit with Insurance Authorities that are required by statute or regulation;

(c)           Liens on the assets of the Borrower and its Subsidiaries (other than the Equity Interest of GAIC, GALIC or any other Insurance Subsidiary that is a Significant Subsidiary) so long as no Default or Event of Default exists either before or immediately after giving effect to the creation of such Liens; provided, however, that the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any time outstanding which is secured by Liens permitted under this Section 6.1(c) and Section 6.1(e) shall not exceed $100,000,000;

(d)           Liens securing Indebtedness of any of the Subsidiaries owing to the Borrower;

(e)           Purchase money Liens (including mortgages, conditional sales, Capitalized Leases and any other title retention or deferred purchase devices) in property of the Borrower or any of its Subsidiaries existing or created at the time of acquisition thereof, and the extension and refunding of any such Lien in an amount not exceeding the amount thereof remaining unpaid immediately prior to such extension or refunding; provided, however, that (a) the principal amount of Indebtedness (including Indebtedness in respect of Capitalized Lease Obligations) secured by each such Lien shall not exceed the fair market value (including all such Indebtedness secured thereby, whether or not assumed) of the property subject thereto and (b) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any time outstanding which is secured by Liens permitted under this Section 6.1(e) and Section 6.1(c) shall not exceed $100,000,000; and

(f)           Liens to secure Non−Recourse Real Estate Indebtedness of the Borrower and its Subsidiaries, provided such Liens are and will remain confined to the property or assets subject to it at the time of its creation (and to fixed improvements thereafter) erected on such property or assets.

6.2           Investments.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Investments, unless no Default or Event of Default exists both before and immediately after giving effect to such Investment.  Notwithstanding the foregoing, if a Default or Event of Default shall exist, (a) any Subsidiary of the Borrower may make Investments in any other Subsidiary or in the Borrower and (b) the Borrower may make Investments in any of its Subsidiaries, provided that such Subsidiary shall not then have outstanding any Indebtedness other than in respect of this Agreement.

6.3           Indebtedness.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Credit Documents;

(b)           Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.1(e); and

(c)           other Indebtedness at any time outstanding; provided, (i) that at the time of incurrence of such Indebtedness and immediately after giving effect thereto, no Default or Event of Default exists or could result therefrom, and (ii) no Indebtedness shall have covenants more restrictive than the covenants set forth in this Agreement.

6.4           Fundamental Changes.

.  The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of any assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)           the Borrower may become party to any merger or consolidation of which the Borrower is the surviving entity so long as (i) the Borrower continues directly, or indirectly through a direct non−regulated subsidiary holding company in which the Borrower owns 100% of the Equity Interests, to own 100% of the voting common stock of GAIC, and (ii) immediately after giving effect to such transaction no Default or Event of Default shall occur or be continuing and the Borrower can demonstrate pro forma compliance with the financial covenants contained in Section 6.10 of this Agreement immediately after giving effect to such transaction;

(b)           GAFRI may become party to any merger or consolidation of which GAFRI is the surviving entity or the surviving entity is an Affiliate of the Borrower so long as (i) GAFRI continues directly, or indirectly through a direct non−regulated subsidiary holding company in which GAFRI owns 100% of the Equity Interests, to own 100% of the common stock of AAG, (ii) the Borrower, GAFRI, AAG or any of their respective Subsidiaries continues directly to own 100% of the voting common stock of GALIC, and (iii) immediately after giving effect to such transaction no Default or Event of Default shall occur or be continuing and the Borrower can demonstrate pro forma compliance with the financial covenants contained in Section 6.10 immediately after giving effect to such transaction;

(c)           subject to clauses (a) and (b) above, any Subsidiary of the Borrower may be merged into or consolidated with, or may sell, lease or otherwise Dispose of any of its assets to, the Borrower or any other Subsidiary of the Borrower, so long as in the case of a merger or consolidation involving the Borrower, the Borrower shall be the surviving or resulting Person.  Any Insurance Subsidiary may merge into or be consolidated with another Insurance Subsidiary so long as in the case of a merger or consolidation involving (i) GAIC, the surviving entity shall be GAIC or (ii) GALIC, the surviving entity shall be GALIC;

(d)           the Borrower and its Subsidiaries may Dispose of assets in the ordinary course of business that are no longer used or useful in such business or with respect to any business that is discontinued; and

(e)           the Borrower and its Subsidiaries may from time to time sell or Dispose of assets (other than stock of GAIC and GALIC) on arm’s length terms; provided, however, that:

(i)           the net book value, determined in accordance with GAAP, of the assets sold pursuant to this Section 6.4(e) shall not exceed on a cumulative basis 25% of the net book value of all assets of the Borrower and its Subsidiaries as of December 31, 2005 provided that, for purposes of this clause (i), the net book value of assets sold shall not include (A) sales and dispositions of assets among the Borrower and its Subsidiaries, (B) sales and dispositions of portfolio assets among the Borrower and its Subsidiaries, and (C) sales and dispositions of portfolio assets of the Borrower and its Subsidiaries in the ordinary course of business and

(ii)           the assets sold pursuant to this Section 6.4(e) shall not have contributed revenue, determined in accordance with GAAP, over the period of four fiscal quarters prior to the respective sales exceeding 25% of the revenue of the Borrower and its Subsidiaries for the four fiscal quarters ended December 31, 2005.

6.5           Restricted Payments; Stock Redemptions.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make, directly or indirectly any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Borrower and its Subsidiaries (a) may declare and pay dividends in respect of any Capital Trust Securities if, at the time of and after giving effect to such dividend, no Default or Event of Default under Section 7.1(a), 7.1(e)(i)(A) or 7.1(f) shall have occurred and be continuing and (b) the Borrower and its Subsidiaries may make other Restricted Payments if, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing; provided, that, if there is a Default or Event of Default, any Subsidiary of the Borrower may make a Restricted Payment to any other Subsidiary or to the Borrower.

6.6           Change in Nature of Business.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, engage in any material line of business other than those lines of business conducted by the Borrower and its Subsidiaries described in the Borrower’s 2007 Form 10−K and in businesses reasonably related thereto.

6.7           Transactions with Affiliates.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any of its Affiliates (other than the Borrower or any of its Subsidiaries) on a basis less favorable to the Borrower or any such Subsidiary than if the transaction had been effected with a non−Affiliate other than transactions involving less than $10,000,000 per year in the aggregate.

6.8           Burdensome Agreements.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, subject to limitations imposed by Laws, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property or make extensions of credit to the Borrower or (ii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (ii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.3(b) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.9           Use of Proceeds.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

6.10           Financial Covenants.

(a)           AFG Consolidated Net Worth.  The Borrower shall not permit AFG Consolidated Net Worth on the last day of any fiscal quarter after March, 31, 2008 to be less than $2,071,524,000; provided, however, that such required minimum amount of AFG Consolidated Net Worth shall be increased for each fiscal quarter of the Borrower after March 31, 2008, by an amount equal to the excess, if any, of (i) 50% of Consolidated Net Income of the Borrower for each such fiscal quarter minus (ii) cash dividends paid by the Borrower during each such fiscal quarter.

(b)           AFG Consolidated Total Financing Debt to AFG Total Capitalization. The Borrower shall not permit the ratio of AFG Consolidated Total Financing Debt to AFG Total Capitalization to exceed 0.375 to 1.00 on the last day of any fiscal quarter during the term of this Agreement.

(c)           Dividends to Interest and Dividend Charges. The Borrower shall not permit, for any period of four consecutive fiscal quarters of the Borrower, the greatest of:

(i)           10% of “surplus as regards policyholders” (currently (i) line 55, page 4 in the NAIC form of statutory annual financial statement for life insurance subsidiaries and (ii) line 39, page 4 in the NAIC form of statutory annual financial statement for property and casualty insurance subsidiaries) (as computed by the applicable Insurance Authorities) of the Insurance Subsidiaries owned directly (or indirectly through a holding company in which all of the Equity Interest thereof is owned directly by the Borrower) by the Borrower as of the end of the then most recently completed fiscal year of the Borrower,

(ii)           100% of the “statutory net income” (currently (i) line 35, page 4 in the NAIC form of statutory annual financial statement for life insurance subsidiaries and (ii) line 21, page 4 in the NAIC form of statutory annual financial statement for property and casualty insurance subsidiaries) (as computed by the applicable Insurance Authorities) of the Insurance Subsidiaries owned directly (or indirectly through a holding company in which all of the Equity Interest thereof is owned directly by the Borrower) by the Borrower for the then most recently completed fiscal year of the Borrower, or

(iii)           the amount of cash dividends (or marketable securities paid in lieu of cash dividends) actually paid by the Insurance Subsidiaries and other Subsidiaries and received by the Borrower during such period of four consecutive fiscal quarters, to be less than 200% of Interest and Dividend Charges for such period of four consecutive fiscal quarters.

(d)           Risk Based Capital Ratio of GAIC. The Borrower shall not permit GAIC’s Risk Based Capital Ratio (as defined by the NAIC) at any time to be less than 275%.

(e)           [INTENTIONALLY OMITTED]

(f)           Minimum Risk Based Capital Ratio of GALIC. GALIC’s Risk Based Capital Ratio (as defined by the NAIC) shall not at any time be less than 450%.

Notwithstanding anything in this Agreement to the contrary, any required increases in the minimum requirements set forth in the financial covenants set forth in this Section 6.10 shall exclude realized gains on stock already reflected in AFG Consolidated Net Worth.  For purposes of calculating AFG Consolidated Net Worth and AFG Consolidated Total Financing Debt as of any date, Capital Trust Securities permitted under Section 6.13 and the Indebtedness under Subordinated Debentures issued in connection therewith (the “Hybrid Securities”) will be accorded the same capital treatment as given to such Hybrid Securities by S&P on such date; provided, however, that the maximum amount of Hybrid Securities which may be included in AFG Consolidated Net Worth and excluded from AFG Consolidated Total Financing Debt at any time shall not exceed 15% of “Total Shareholders' Equity” on its Form 10−K or Form 10−Q.

6.11           Additional Debt Subordination.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, suffer or permit to exist any Indebtedness to any Affiliate of the Borrower except (a) Indebtedness which is subordinated on terms substantially similar to the manner in which the Borrower’s Indebtedness to its Affiliates is subordinated under the Subordination Agreement, (b) public Indebtedness held from time to time by an Affiliate and (c) Indebtedness evidenced by the Subordinated Debentures.

6.12           Tax Sharing Agreements.

The Borrower shall not, nor shall it permit any Subsidiary to, enter into any tax sharing agreements, including any amendments thereto, with any non−Affiliate unless such agreement or amendment shall be satisfactory in form and substance to the Administrative Agent in its sole discretion.

6.13           Equity Issuances by Subsidiaries.

The Subsidiaries of the Borrower shall not issue or sell any of their Equity Interests other than (a) shares issued to the Borrower or any Wholly Owned Subsidiary of the Borrower; (b) shares issued by GAFRI or National Interstate for fair value in compliance with applicable securities laws so long as the issuer in question remains a Subsidiary following such issuance; (c) Capital Trust Securities (i) issued to refinance Capital Trust Securities outstanding as of the Closing Date or (ii) issued by American Financial Capital Trust I, AAG Trust or any other trust or similar entity, the proceeds of which are invested by such Person in an equivalent amount of Subordinated Debentures issued by GAFRI or the Borrower and (d) shares issued to employees in connection with employee stock option plans.

ARTICLE VII

EVENTS OF DEFAULT

7.1           Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)           Non−Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b)           Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.3(a), (b), (c) or (d), 5.5, 5.10, or 5.11 or Article VI; or

(c)           Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading when made or deemed made; or

(e)           Cross−Default. (i) The Borrower or any or its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $20,000,000; or

(f)           Insolvency Proceedings, Etc. The Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) The Borrower or any of its Significant Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments. There is entered against the Borrower or any of its Significant Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $20,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000; or

(j)           Invalidity of Credit Documents. Any provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any of its Affiliates contests in any manner the validity or enforceability of any provision of any Credit Document; or the Borrower, or a Person on the Borrower’s behalf, denies that the Borrower has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any provision of any Credit Document; or

(k)           Change of Control. There occurs any Change of Control; or

(l)           Business Prohibitions. GAIC, GALIC or any other Insurance Subsidiary shall be prohibited by law from engaging in the business of effecting and carrying out of contracts of insurance, and such prohibition would have a Material Adverse Effect; or

(m)           Governmental and Insurance Authority Decrees. Any Governmental Authority or Insurance Authority shall issue an order or decree which would require GAIC, GALIC or any other Insurance Subsidiary to reduce or terminate any substantial part of its insurance business, and such event would have a Material Adverse Effect; or

(n)           Internal Control Event. An Internal Control Event shall occur that could reasonably be expected to have a Material Adverse Effect.

7.2           Remedies:  Termination of Commitments, Acceleration, etc.

  Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction, or may with the consent, of the Required Lenders, take any or all of the following actions at the same or different times:

(a)           Declare the Commitments to be terminated, whereupon the same shall terminate; provided that, upon the occurrence of a Bankruptcy Event, the Commitments shall automatically be terminated;

(b)           Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; provided that, upon the occurrence of a Bankruptcy Event, all of the outstanding principal amount of the Loans and all other amounts described in this Section 7.2(b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower; and

(c)           Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

7.3           Remedies:  Set-Off.

Upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.1           Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wachovia to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as set forth in Section 8.6, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions.

8.2           Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.5 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6           Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 9.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

8.7           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.8           No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Arranger or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

9.1           Expenses; Indemnity; Damage Waiver.

(a)           The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC.

(b)           The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liabilities related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1(a) or Section 9.1(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s proportion (based on the percentages as used in determining the Required Lenders as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 9.1(c) are subject to the provisions of Section 2.3(c).

(d)           To the fullest extent permitted by applicable law, the Borrower shall not assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 9.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including Intralinks, SyndTrak or similar systems) in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)           All amounts due under this Section shall be payable by the Borrower not later than ten Business Days after demand therefor.

9.2           GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS.

(a)           THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL (EXCEPT AS MAY BE EXPRESSLY OTHERWISE PROVIDED IN ANY CREDIT DOCUMENT) BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

(b)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE

COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.2(b).  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.4.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

9.3           WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.4           Notices; Effectiveness; Electronic Communication.

(a)           Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)           if to the Borrower or the Administrative Agent, to it at the address (or telecopier number) specified for such Person on Schedule 1.1(a); and

(ii)           if to any Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 9.4(b) shall be effective as provided in Section 9.4(b).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or other communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Lender need not give notice of any such change to the other Lenders in their capacities as such).

9.5           Amendments, Waivers, etc.

No amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document shall be effective unless in a writing signed by the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, modification, waiver, discharge, termination or consent shall:

(a)           unless agreed to by each Lender directly affected thereby, (i) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest thereon (provided that only the consent of the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent or the Arranger for its own account), (ii) extend the final scheduled maturity date or any other scheduled date for the payment of any principal of or interest on any Loan (including any scheduled date for the mandatory reduction or termination of any Commitments, but excluding any mandatory prepayment of the Loans pursuant to Sections 2.6(c) or reduction or termination of the Commitments in connection therewith), or extend the time of payment of any fees hereunder (other than fees payable to the Administrative Agent or the Arranger for its own account), or (iii) increase any Commitment of any such Lender over the amount thereof in effect or extend the maturity thereof (it being understood that a waiver of any condition precedent set forth in Section 3.2 or of any Default or Event of Default or mandatory reduction in the Commitments, if agreed to by the Required Lenders or all Lenders (as may be required hereunder with respect to such waiver), shall not constitute such an increase);

(b)           unless agreed to by all of the Lenders, (i) reduce the percentage of the aggregate Commitments or of the aggregate unpaid principal amount of the Loans, or the number or percentage of Lenders, that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder or under any other Credit Document (including as set forth in the definition of “Required Lenders”), (ii) change any other provision of this Agreement or any of the other Credit Documents requiring, by its terms, the consent or approval of all the Lenders for such amendment, modification, waiver, discharge, termination or consent, or (iii) change or waive any provision of Section 2.14, any other provision of this Agreement or any other Credit Document requiring pro rata treatment of any Lenders, or this Section 9.5; and

(c)           unless agreed to by the Administrative Agent in addition to the Lenders required as provided hereinabove to take such action, affect the respective rights or obligations of the Administrative Agent hereunder or under any of the other Credit Documents.

Notwithstanding the fact that the consent of all Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein.

9.6           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.6(b), (ii) by way of participation in accordance with the provisions of Section 9.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and (B) in any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, treating assignments to two or more Approved Funds under common management as one assignment for purposes of the minimum amounts, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii)           no consent shall be required for any assignment except to the extent required by clause (B) of Section 9.6(b)(i) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (y) a Default or Event of Default has occurred and is continuing at the time of such assignment or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)           no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(vi)           no such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15(a), 2.15(b), 2.16, 2.17 and 9.1 with respect to facts and circumstances occurring prior to the effective date of such assignment.  If requested by or on behalf of the assignee, the Borrower, at its own expense, will execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the order of the assigning Lender), prepared in accordance with the applicable provisions of Section 2.4 as necessary to reflect, after giving effect to the assignment, the Commitments and/or outstanding Loans, as the case may be, of the assignee and (to the extent of any retained interests) the assigning Lender, in substantially the form of Exhibits A.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.6(d).

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to in Schedule 1.1(a) a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.5(a) and clause (i) of Section 9.5(b) that affects such Participant.  Subject to Section 9.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15(a), 2.15(b), 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.6(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14(b) as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.15(a), Section 2.15(b) or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

(h)           Any Lender or Participant may, in connection with any assignment, participation, pledge or proposed assignment, participation or pledge pursuant to this Section 9.6, disclose to the Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Assignee, Participant or pledgee or proposed Assignee, Participant or pledgee agrees in writing to keep such information confidential to the same extent required of the Lenders under Section 9.11.

9.7           No Waiver.

The rights and remedies of the Administrative Agent and the Lenders expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default.  No course of dealing between the Borrower, the Administrative Agent or the Lenders or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default.  No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.8           Survival.

All representations, warranties and agreements made by or on behalf of the Borrower in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans.  In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.15(a), 2.15(b), 2.16, 2.17 and 9.1, shall survive the payment in full of all Loans, the termination of the Commitments, and any termination of this Agreement or any of the other Credit Documents.

9.9           Severability.

To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.10           Construction.

The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.  Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

9.11           Confidentiality.

Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g)  subject to each such Person being informed of the confidential nature of the Information and to its agreement to keep such Information confidential, to (i) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (ii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (iii) a nationally recognized rating agency that requires access to information regarding the Borrower, the Loans and Credit Documents in connection with ratings issued with respect to an Approved Fund, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates.

For purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.12           Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Engagement Letter).  Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.13           Disclosure of Information.

.  The Borrower agrees and consents to the Administrative Agent’s and the Arranger’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications.  Such information will consist of deal terms and other information customarily found in such publications.

9.14           No Advisory or Fiduciary Responsibility.

.  In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s−length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, or, to its knowledge, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interest by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory an tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by Law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

9.15           USA Patriot Act Notice.

Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

AMERICAN FINANCIAL GROUP, INC.

By:	/s/Keith A. Jensen
Name: Keith A. Jensen
Title: Senior Vice President

Signature Page to Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/Kimberly Shaffer
Name: Kimberly Shaffer
Title: Managing Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/Jonathan Bush
Name: Jonathan Bush
Title: Director - Insurance

Signature Page to Credit Agreement

JP MORGAN CHASE BANK, NA, as a Lender

By:	/s/Craig Fegley
Name: Craig Fegley
Title: Vice President

Signature Page to Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/Patrick McGraw
Name: Patrick McGraw
Title: Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/C. Joseph Richardson
Name: C. Joseph Richardson
Title: Senior Vice President

Signature Page to Credit Agreement

Schedule 1.1(a)

Commitments and
Notice Addresses

Commitments

Lender	Commitment
Wachovia Bank, National Association	$40,000,000
Barclays Bank PLC	$30,000,000
JP Morgan Chase Bank, N.A.	$25,000,000
U.S. Bank, National Association	$15,000,000
PNC Bank, National Association	$10,000,000
Total	$120,000,000

Notice Addresses

Party	Address
Borrower
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
Attention: David J. Witzgall, Vice President & Treasurer
Telephone: (513) 369-3665
Telecopier: (513) 369-3873

Electronic Mail: dwitzgall@gaic.com
Website Address: www.afginc.com

U.S. Taxpayer Identification Number: 31-1544320

Wachovia Bank, National Association
Wachovia Bank, N.A.
Charlotte, NC
ABA:   053000219
Acct:  01459670001944
Acct Name: Agency Svcs Synd Clearing

Additional details should include the following:
Ref:  Include Deal Name for tracking purposes
Bank:  Include name of Account Administrator for the deal
Order Party details: Include name of Borrower if different from Deal Name

Address for notices as Administrative Agent:
Wachovia Bank, National Association
1525 W. W.T. Harris Blvd
Building 3A2, Mailcode NC 0680
Charlotte, North Carolina  28262
Attention:  Syndication Agency Services
Telephone:  (704) 383-3721
Telecopy:  (704) 383-0288